Exhibit 99.1

News Release	iStar Financial Inc. 1114 Avenue of the Americas New York, NY 10036 (212) 930-9400

COMPANY CONTACTS		[NYSE: SFI]

Catherine D. Rice Chief Financial Officer	Andrew C. Richardson Executive Vice President – Capital Markets	Andrew G. Backman Vice President – Investor Relations

iStar Financial Announces Fourth Quarter and Fiscal Year 2005 Results

Board of Directors Approves 5% Increase in Regular Quarterly Cash Dividends on Common Stock

•            Record fourth quarter new financing commitments total $1.7 billion in 33 separate transactions.

•            Record 2005 origination volume increases to $4.9 billion in 95 total financing commitments.

•            Adjusted earnings per diluted common share were $0.81 and $3.36 for the fourth quarter and fiscal year 2005, respectively.

•            Total revenues were $197.8 million and $798.5 million for the fourth quarter and fiscal year 2005, respectively.

•            Company reaffirms full year 2006 adjusted earnings per diluted common share guidance of $3.35 - $3.50.

NEW YORK – February 28, 2006 – iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today reported fourth quarter and fiscal year 2005 results.

Fourth Quarter 2005 Results

iStar Financial reported adjusted earnings for the quarter ended December 31, 2005 of $0.81 per diluted common share versus $0.87 per diluted common share for the fourth quarter 2004. Adjusted earnings allocable to common shareholders for the fourth quarter 2005 were $92.2 million on a diluted basis, compared to $98.4 million for the fourth quarter 2004. Adjusted earnings represents net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the fourth quarter was $68.0 million, or $0.60 per diluted common share, compared with $115.0 million, or $1.02 per diluted common share, for the fourth quarter of 2004.

Net investment income for the quarter was $99.3 million, compared to $90.2 million for the fourth quarter of 2004. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

The Company announced that during the fourth quarter, it closed a record 33 new financing commitments for a total of $1.67 billion, of which $1.04 billion was funded during the quarter. In addition, the Company funded $114.7 million under pre-existing commitments and received $558.0 million in principal repayments. Cumulative repeat customer business totaled $8.7 billion at December 31, 2005.

For the quarter ended December 31, 2005, the Company generated returns on average book assets and average common book equity of 5.1% and 19.0%, respectively. For the quarter, the Company’s debt to book equity plus accumulated depreciation, depletion and loan loss reserves, as determined in accordance with GAAP, was 2.1x.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, said, “Setting a new commitment record this past quarter is a solid demonstration that our custom-tailored capital strategy works even in very challenging markets. It is also a testament to the hard work and dedication of our experienced team of real estate professionals.”

-more-

Fiscal Year 2005 Results

Adjusted earnings allocable to common shareholders for the year ended December 31, 2005 were $382.3 million on a diluted basis, or $3.36 per diluted share, compared to $266.7 million, or $2.37 per diluted share for the period ended December 31, 2004.

Net income allocable to common shareholders for the year ended December 31, 2005 was $239.6 million, or $2.11 per diluted common share, compared with $205.8 million, or $1.83 per diluted common share for the year ended December 31, 2004. For fiscal year 2005, net income allocable to common shareholders includes a $37.5 million non-cash charge for prepayment of the Company’s STARs asset-backed notes, which occurred during the quarter ended September 30, 2005.

Net investment income and total revenue were $338.0 million and $798.5 million respectively, for the year ended December 31, 2005, versus $370.2 million and $691.2 million respectively for the year ended December 31, 2004. For fiscal year 2005, net investment income includes a $44.3 million total charge for the prepayment of the Company’s STARs asset-backed notes.

Mr. Sugarman said, “Our full-year 2005 financing volumes show the continued expansion of our franchise during the year despite the competitive factors in the high-end commercial real estate market. During the year, we focused on controlling those aspects of our business that we could control. We strengthened our platform, expanded our auto loan and lease program through our AutoStar subsidiary and began to see the potential in our investment in Oak Hill Advisors. In summary, we believe our financing platform and capabilities have never been stronger. The additions to our business model that we completed during the year put us firmly on track for what we believe will be continued solid performance over the next five years.”

Mr. Sugarman added, “We are committed to a strong and growing dividend as a hallmark of our company. Including the dividend increase we announced earlier today, we’ve grown our dividend by 5% annually for the last four years. Since becoming a public company in 1998, we’ve paid approximately $1.7 billion in common share dividends, or $18.74 per common share.”

Mr. Sugarman concluded, “Our goal — and our record — has been to grow the dividend annually while maintaining a significant safety cushion between adjusted earnings and dividends. Many in our growing group of retail shareholders, and our own management team, make iStar stock a cornerstone of their net worth and count on that dividend every quarter. We have been able to grow our dividend consistently because historically our free cash flow has closely paralleled reported adjusted earnings, giving us significant coverage of the dividend from free cash flow.”

Capital Markets Summary

During the fourth quarter, the Company issued $250 million of 5.80% senior unsecured notes due 2011, and $225 million of senior unsecured floating rate notes due 2009 bearing interest at a rate per annum equal to 3-month LIBOR plus 0.55%. The net proceeds of the issuances were used to repay outstanding indebtedness under the Company’s unsecured revolving credit facility.

During the first quarter 2006, the Company issued $500 million of 5.65% senior unsecured notes due 2011 and $500 million of 5.875% senior unsecured notes due 2016. In addition, the Company extended the final maturity date on its secured credit facility by two years to January 2008 and reduced its maximum principal amount to $500 million from $700 million. Also during the first quarter 2006, Fitch Ratings upgraded the Company’s senior unsecured debt rating to ‘BBB’ from ‘BBB-’ and its preferred stock rating to ‘BB+’ from ‘BB’. Most recently, Moody’s Investors Service upgraded the Company’s senior unsecured ratings to ‘Baa2’ from ‘Baa3’ and its preferred stock rating to ‘Ba1’ from ‘Ba2’ and Standard and Poor’s Ratings upgraded the Company’s long-term unsecured senior debt rating to ‘BBB’ from ‘BBB-’ and its preferred stock rating to ‘BB+’ from ‘BB’.

Catherine D. Rice, iStar Financial’s chief financial officer, said, “Last year we achieved a number of significant milestones that helped us compete during a challenging year and position us well for the long-term. During the year, through a very disciplined strategy, we were successful in transitioning our business to an unsecured funding model. We completed three successful unsecured bond offerings, upsized our unsecured credit facility, eliminated three secured lines of credit and repaid our STARs asset-backed notes. All of these actions are consistent with our long-term goals and representative of our position as a premier investment grade finance company.”

Ms. Rice concluded, “The 2005 results show that we made significant progress last year in strengthening the balance sheet. We are pleased that our hard work is being recognized and that iStar has now received upgrades from all the major ratings agencies since the beginning of this year.”

As of December 31, 2005, the Company had $1.2 billion outstanding under $2.2 billion in credit facilities. Consistent with its match funding policy under which a one percentage point change in interest rates cannot impact adjusted earnings by more than 2.5%, as of December 31, 2005, a 100 basis point increase in rates would have decreased the Company’s adjusted earnings by 0.77%.

Earnings Guidance

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases. The Company continues to expect diluted adjusted earnings per share for the fiscal year 2006 of $3.35-$3.50, and diluted GAAP earnings per share for the fiscal year 2006 of $2.35-$2.50, based on expected net asset growth of approximately $1.5 billion.

Risk Management

At December 31, 2005, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 93.3% of the Company’s asset base. The Company’s loan portfolio consisted of 60% floating rate and 40% fixed rate loans. The weighted average first and last dollar loan-to-value ratio for all structured finance assets was 17.0% and 65.2%, respectively. At quarter end, the Company’s corporate tenant lease assets were 95.9% leased with a weighted average remaining lease term of 11.0 years.

At December 31, 2005, the weighted average risk ratings of the Company’s structured finance assets was 2.63 for risk of principal loss, compared to last quarter’s rating of 2.60, and 3.06 for performance compared to original underwriting, compared to last quarter’s rating of 3.02. The weighted average risk rating for corporate tenant lease assets was 2.38 at the end of the fourth quarter, compared to the prior quarter’s rating of 2.36.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.0% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 11.6% of the gross book value of the Company’s corporate tenant lease assets at quarter end.

At December 31, 2005, the Company’s non-performing loan assets (NPLs) represented 0.4% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At December 31, 2005, the Company had two loans on non-accrual and no repossessed assets. In addition, watch list assets represented 0.2% of total assets at December 31, 2005.

Tim O’Connor, iStar Financial’s chief operating officer, said, “In 2005, we continued to manage our business to ensure that the overall credit quality of our portfolio remained strong. We saw no major changes to the overall credit statistics during the fourth quarter and no assets were added to our NPL list, a measure of the quality of our customer base that we believe translates directly into superior results for our portfolio.”

Dividend and Other Developments

On December 1, 2005, iStar Financial declared a regular quarterly dividend of $0.7325. The fourth quarter dividend was payable on December 31, 2005 to shareholders of record on December 15, 2005.

iStar Financial announced today that, effective April 1, 2006, its Board of Directors approved an increase in the regular quarterly cash dividend on its common stock to $0.77 per share for the quarter ended March 31, 2006, representing $3.08 per share on an annualized basis. The $0.77 quarterly dividend represents a 5% increase over iStar Financial’s pre-existing quarterly dividend rate of $0.7325. The $0.77 quarterly dividend is payable on April 29, 2006 to holders of record on April 15, 2006.

[Financial Tables to Follow]

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. EST today, February 28, 2006. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net investment income (1)	$99,307	$90,236	$337,957	$370,232
Other income	11,579	23,983	81,440	56,063
Non-interest expense (2)	(35,818)	(31,348)	(138,679)	(230,366)
Minority interest in consolidated entities	(300)	(229)	(980)	(716)
Income from continuing operations	$74,768	$82,642	$279,738	$195,213

Income from discontinued operations	156	3,573	1,821	21,859
Gain from discontinued operations	5,396	41,226	6,354	43,375
Preferred dividend requirements (3)	(10,580)	(10,580)	(42,320)	(51,340)
Net income allocable to common shareholders and HPU holders (4)	$69,740	$116,861	$245,593	$209,107

(1)          Net investment income for the twelve months ended December 31, 2005 includes a $44.3 million charge relating to the redemption of $620.7 million of STARs asset-backed notes. Net investment income for the twelve months ended December 31, 2004 includes an $11.5 million charge relating to the redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)          Non-interest expense for the twelve months ended December 31, 2004, includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3)          Preferred dividend requirements for the twelve months ended December 31, 2004, includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)          HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of	As of
	December 31, 2005	December 31, 2004
	(unaudited)

Loans and other lending investments, net	$4,661,915	$3,938,427
Corporate tenant lease assets, net	3,115,361	2,877,042
Other investments	240,470	82,854
Total assets	8,532,296	7,220,237
Debt obligations	5,859,592	4,605,674
Total liabilities	6,052,114	4,745,749
Total shareholders’ equity	2,446,671	2,455,242

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue:
Interest income	$107,550	$88,015	$406,668	$351,972
Operating lease income	78,637	73,596	310,396	283,157
Other income	11,579	23,983	81,440	56,063
Total revenue	197,766	185,594	798,504	691,192

Costs and expenses:
Interest expense	81,717	62,018	313,053	232,728
Operating costs - corporate tenant lease assets	5,963	8,835	23,066	21,987
Depreciation and amortization	18,601	16,981	72,442	63,778
General and administrative	16,460	11,530	61,229	47,912
General and administrative - stock-based compensation expense	757	837	2,758	109,676
Provision for loan losses	—	2,000	2,250	9,000
Loss on early extinguishment of debt	1,642	(87)	46,004	13,091
Total costs and expenses	125,140	102,114	520,802	498,172

Income from continuing operations before other items	72,626	83,480	277,702	193,020
Equity in earnings from joint ventures	2,442	(609)	3,016	2,909
Minority interest in consolidated entities	(300)	(229)	(980)	(716)
Income from continuing operations	74,768	82,642	279,738	195,213

Income from discontinued operations	156	3,573	1,821	21,859
Gain from discontinued operations	5,396	41,226	6,354	43,375
Net income	80,320	127,441	287,913	260,447

Preferred dividends	(10,580)	(10,580)	(42,320)	(51,340)

Net income allocable to common shareholders and HPU holders	$69,740	$116,861	$245,593	$209,107

Net income per common share:
Basic (1)	$0.60	$1.03	$2.13	$1.87
Diluted (2) (3)	$0.60	$1.02	$2.11	$1.83

Weighted average common shares outstanding:
Basic	113,107	111,402	112,513	110,205
Diluted	114,283	112,726	113,703	112,464

(1)          For the three months ended December 31, 2005 and 2004, excludes $1,707 and $1,865 of net income allocable to HPU holders, respectively. For the twelve months ended December 31, 2005 and 2004, excludes $6,043 and $3,314 of net income allocable to HPU holders, respectively.

(2)          For the three months ended December 31, 2005 and 2004, excludes $1,691 and $1,844 of net income allocable to HPU holders, respectively. For the twelve months ended December 31, 2005 and 2004, excludes $5,983 and $3,265 of net income allocable to HPU holders, respectively.

(3)          For the three months ended December 31, 2005 and 2004, includes $28 and $39 of joint venture income, respectively. For the twelve months ended December 31, 2005 and 2004, includes $28 and $3 of joint venture income, respectively.

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
ADJUSTED EARNINGS: (1)
Net income (2)	$80,320	$127,441	$287,913	$260,447
Add: Depreciation, depletion and amortization	19,558	17,190	75,574	67,853
Add: Joint venture income	31	39	136	166
Add: Joint venture depreciation and amortization	2,738	72	8,284	3,544
Add: Amortization of deferred financing costs (3)	7,814	7,053	68,651	33,651
Less: Preferred dividends (4)	(10,580)	(10,580)	(42,320)	(51,340)
Less: Gain from discontinued operations	(5,396)	(41,226)	(6,354)	(43,375)
Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$94,454	$99,950	$391,748	$270,780
Diluted	$94,485	$99,989	$391,884	$270,946

Adjusted earnings per common share:
Basic: (5)	$0.81	$0.88	$3.40	$2.42
Diluted: (6)	$0.81	$0.87	$3.36	$2.37

Weighted average common shares outstanding:
Basic	113,107	111,402	112,513	110,205
Diluted	114,283	112,726	113,747	112,537

Common shares outstanding at end of period:
Basic	113,209	111,432	113,209	111,432
Diluted	114,403	112,747	114,403	112,747

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)          For the twelve months ended December 31, 2005, includes a $44.3 million charge relating to the redemption of $620.7 million of STARs asset-backed notes. For the twelve months ended December 31, 2005, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3)          For the twelve months ended December 31, 2005, includes a $37.5 million non-cash charge relating to the redemption of STARs asset-backed notes.

(4)          For the twelve months ended December 31, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(5)          For the three months ended December 31, 2005 and 2004, excludes $2,312 and $1,595 of net income allocable to HPU holders, respectively. For the twelve months ended December 31, 2005 and 2004, excludes $9,636 and $4,317 of net income allocable to HPU holders, respectively.

(6)          For the three months ended December 31, 2005 and 2004, excludes $2,290 and $1,577 of net income allocable to HPU holders, respectively. For the twelve months ended December 31, 2005 and 2004, excludes $9,538 and $4,261 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of	As of
	December 31, 2005	December 31, 2004
	(unaudited)

ASSETS

Loans and other lending investments, net	$4,661,915	$3,938,427
Corporate tenant lease assets, net	3,115,361	2,877,042
Other investments	240,470	82,854
Investments in joint ventures	202,128	5,663
Cash and cash equivalents	115,370	88,422
Restricted cash	28,804	39,568
Accrued interest and operating lease income receivable	32,166	25,633
Deferred operating lease income receivable	76,874	62,092
Deferred expenses and other assets	50,005	100,536
Goodwill	9,203	—
Total assets	$8,532,296	$7,220,237

Accounts payable, accrued expenses and other liabilities	$192,522	$140,075

Debt obligations:
Unsecured senior notes	4,108,477	2,064,435
Unsecured revolving credit facilities	1,242,000	840,000
Secured revolving credit facilities	—	78,587
Secured term loans	411,144	693,472
Other debt obligations	97,971	—
iStar Asset Receivables secured notes	—	929,180
Total liabilities	6,052,114	4,745,749
Minority interest in consolidated entities	33,511	19,246
Shareholders’ equity	2,446,671	2,455,242
Total liabilities and shareholders’ equity	$8,532,296	$7,220,237

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended
	December 31, 2005
PERFORMANCE STATISTICS

Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$94,454
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$105,034

Adjusted basic earnings before preferred dividends - Annualized (A)	$420,137
Average total book assets (B)	$8,246,433

Return on average book assets (A) / (B)	5.1%

Return on Average Common Book Equity
Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$94,454
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$377,817

Average total book equity	$2,495,362
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$1,989,186

Return on average common book equity (C) / (D)	19.0%

Efficiency Ratio

General & administrative expenses	$16,460
Plus: General and administrative - stock-based compensation	757
Total corporate overhead (E)	$17,217

Total revenue (F)	$197,766

Efficiency ratio (E) / (F)	8.7%

CREDIT STATISTICS

Book Debt (A)	$5,859,592

Book Equity	$2,446,671
Plus: Accumulated Depreciation, Depletion and Loan Loss Reserves	345,684
Sum of Book Equity, Accumulated Depreciation, Depletion and Loan Loss Reserves (B)	$2,792,355

Book Debt / Sum of Book Equity, Accumulated Depreciation, Depletion and Loan Loss Reserves (A)/(B)	2.1	x

Ratio of earnings to fixed charges	1.9	x

Ratio of earnings to fixed charges and preferred stock dividends	1.7	x

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended
	December 31, 2005
CREDIT STATISTICS (cont.)

Interest Coverage
EBITDA(1) (C)	$181,810
GAAP interest expense (D)	$81,717

EBITDA / GAAP interest expense (C) / (D)	2.2	x

Fixed Charge Coverage
EBITDA(1) (C)	$181,810
GAAP interest expense	$81,717
Plus: Preferred Dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$92,297

EBITDA / GAAP interest expense and preferred dividends (C) / (E)	2.0	x

Unencumbered assets	$8,129,358

RECONCILIATION OF NET INCOME TO EBITDA
Net Income	$80,320
Add: GAAP interest expense	81,717
Add: Depreciation, depletion and amortization	19,773
EBITDA (1)	$181,810

(1)          EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

FINANCING VOLUME SUMMARY STATISTICS

Three Months Ended December 31, 2005

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE	OTHER
	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$332,775	$601,298	$934,073	$101,022	$7,375
Weighted average GAAP yield	13.41%	9.26%	10.74%	8.78%	N/A
Weighted average all-in spread/margin (basis points) (1)	898	509	—	419	N/A
Weighted average first $ loan-to-value ratio	10.4%	5.3%	7.1%	N/A	N/A
Weighted average last $ loan-to-value ratio	67.0%	68.7%	68.1%	N/A	N/A

FINANCING VOLUME SUMMARY STATISTICS

Year Ended December 31, 2005

	LOAN ORIGINATIONS
			Total/
		Floating	Weighted	CORPORATE	OTHER
	Fixed Rate	Rate	Average	LEASING	INVESTMENTS
Amount funded	$1,095,370	$1,766,769	$2,862,139	$275,398	$171,582
Weighted average GAAP yield (2)	10.16%	8.32%	9.03%	9.75%	N/A
Weighted average all-in spread/margin (basis points) (1)	612	496	—	525	N/A
Weighted average first $ loan-to-value ratio	32.7%	8.6%	17.5%	N/A	N/A
Weighted average last $ loan-to-value ratio	68.4%	65.8%	66.8%	N/A	N/A

UNFUNDED COMMITMENTS
Number of assets with unfunded commitments	51
Discretionary commitments	$38,707
Non-discretionary commitments	1,442,639
Total unfunded commitments	$1,481,346
Estimated weighted average funding period	Approximately 4.6 years

(1)          Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter and year-end respectively.

(2)          Yield excludes up-front fees earned from an acquisition financing funded during the third quarter.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	December 31, 2005		December 31, 2004
	$	%	$	%
Carrying value of non-performing loans /
As a percentage of total assets	$35,291	0.41%	$27,526	0.38%

Reserve for loan losses /
As a percentage of total assets	$46,876	0.55%	$42,436	0.59%
As a percentage of non-performing loans		133%		154%

	Twelve Months Ended
	December 31, 2005		December 31, 2004
	$	%	$	%
Net charge-offs /
As a percentage of total assets	$0	0.00%	$0	0.00%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO DILUTED GAAP EPS GUIDANCE (1)

Year Ended
December 31, 2006

Earnings per diluted common share guidance	$ 2.35 - $ 2.50
Add: Depreciation, depletion and amortization per diluted common share	$ 0.85 - $ 1.15
Adjusted earnings per diluted common share guidance	$ 3.35 - $ 3.50

(1)          Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2005 (1)

	$	%
Security Type
Corporate Tenant Leases	$3,458	41.3%
First Mortgages (2)	3,544	42.4
Corporate / Partnership Loans	1,165	13.9
Other Investments	198	2.4
Total	$8,365	100.0%

Collateral Type
Office (CTL)	$1,651	19.7%
Industrial / R&D	1,334	15.9
Office (Lending)	642	7.7
Entertainment / Leisure	716	8.6
Hotel (Lending)	586	7.0
Mixed Use / Mixed Collateral	601	7.2
Apartment / Residential	423	5.1
Retail	1,071	12.8
Hotel (Investment Grade CTL)	268	3.2
Other	1,073	12.8
Total	$8,365	100.0%

Collateral Location
West	$2,084	24.9%
Northeast	1,354	16.2
Southeast	1,210	14.5
Central	740	8.8
Mid-Atlantic	727	8.7
Various	715	8.5
South	597	7.1
Southwest	417	5.0
North Central	308	3.7
Northwest	213	2.6
Total	$8,365	100.0%

(1)          Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations.”

(2)          Includes $407.1 million of junior participation interests in first mortgages.